Valeritas Announces V-Go® Received Preferred Status on OptumRx Formularies

BRIDGEWATER, N.J., Jan. 14, 2019 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, today announced that V-Go is Preferred on the OptumRx formulary.
“We are very excited that V-Go is now Preferred on OptumRx formularies,” said Valeritas CEO, John Timberlake. “V-Go helps patients simplify their insulin therapy and improve their management of diabetes. With this decision to make V-Go Preferred by OptumRx, V-Go should be even more affordable for many patients with type 2 diabetes.”
V-Go is available as Preferred on OptumRx formularies which include OptumRx Select, OptumRx Premium and OptumRx Core.
About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.
More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.
About OptumRx
Optum is a leading information and technology-enabled health services business dedicated to helping make the health system work better for everyone. With more than 100,000 people worldwide, Optum delivers intelligent, integrated solutions that help to modernize the health system and improve overall population health. Optum is part of UnitedHealth Group (NYSE: UNH).
Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.
Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com
Media Contact:

Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com